As filed with the Securities and Exchange Commission on August 2, 2019
Registration No. 333-115411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENHILL & CO., INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0500737 (I.R.S. Employer Identification No.)

300 Park Avenue New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

GREENHILL & CO., INC. EQUITY INCENTIVE PLAN
(Full title of the plan)

Harold J. Rodriguez, Jr.
Chief Financial Officer
Greenhill & Co., Inc.
300 Park Avenue
New York, New York 10022
(212) 389-1500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Greenhill & Co., Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities originally registered by the Company pursuant to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2004 (Registration Statement No. 333-115411) (the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for offer or sale pursuant to Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the “EIP”). The Company registered a total of 20,000,000 shares of Common Stock under the Prior Registration Statement.

The Company has since adopted a new incentive plan, the Greenhill & Co., Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which replaces the EIP as of April 24, 2019, the date the Company’s shareholders approved the 2019 Plan. No future awards will be made under the EIP. According to the terms of the 2019 Plan, the 2,251,974 shares of Common Stock (the “Carryover Shares”) that remained available for grant under the EIP as of April 24, 2019 are available for issuance under the 2019 Plan. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register up to 9,932,402 shares of the Company’s Common Stock, which may be issued under the 2019 Plan, including (i) 6,500,000 shares of the Company’s Common Stock that may be issued under the 2019 Plan, (ii) 2,251,974 shares of the Company’s Common Stock that were not issued under the EIP as of the effective date of the 2019 Plan that may now be offered or sold under the 2019 Plan, and (iii) 1,180,428 shares of Common Stock representing the Company’s estimate of future shares that are forfeited, canceled, terminated, fail to vest or are otherwise not paid or delivered under the EIP that will become available for future issuance under the 2019 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of August, 2019.

GREENHILL & CO., INC.

By:	/s/ Harold J. Rodriguez, Jr.
Name: Harold J. Rodriguez, Jr.
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.